Exhibit (g)(1c)

GLOBAL CUSTODY RIDER

TO

DOMESTIC CUSTODY AGREEMENT

BETWEEN

JPMORGAN CHASE BANK, N.A.

AND

PROSHARES TRUST

GLOBAL CUSTODY RIDER

TO

DOMESTIC CUSTODY AGREEMENT

1. INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties.

(a) This Rider together with the Domestic Custody Agreement sets out the terms governing the custody, settlement and certain associated services offered by Bank with respect to Global Securities (i.e., Securities other than U.S. Securities, which are governed exclusively by the terms of the Domestic Custody Agreement). To the extent there are any inconsistencies between the terms of the Domestic Custody Agreement and the terms of this Rider, the terms of this Rider shall govern.

(b) Investing in foreign markets may be a risky enterprise. The holding of Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features. Bank will not be liable for any loss that results from the general risks of investing or Country Risk.

1.2	Definitions.

All capitalized terms used in this Rider unless defined herein shall have the meanings given to such terms as set forth in the Domestic Custody Agreement.

“Affiliated Subcustodian” means a Subcustodian that is an Affiliate.

“Bank” means JPMorgan Chase Bank, N.A. (f/k/a JPMorgan Chase Bank).

“Bank’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from; nationalization, expropriation or other governmental actions; the country’s financial infrastructure including prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; regulation of banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Customer” means ProShares Trust.

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“Domestic Custody Agreement” or “DCA” means the Domestic Custody Agreement between Bank and Customer.

“Financial Assets” as used in this Rider shall relate exclusively to Global Securities.

“Global Securities” has the meaning as set forth in paragraph (a) of Section 1.1 of this Rider.

“Subcustodian” has the meaning set forth in Section 5.1 of this Rider and includes Affiliated Subcustodians. Subcustodians are Securities Intermediaries. Bank Indemnitees shall include Subcustodians and their nominees, directors, officers, employees and agents.

2. WHAT THE BANK IS REQUIRED TO DO

2.1	Cash Accounts.

(a) For the purpose of this Rider, Cash Accounts means one or more deposits accounts in any currency in the name of Customer at Bank’s London Branch. Any cash so deposited with Bank’s London Branch shall be payable exclusively by Bank’s London Branch in the applicable currency, subject to compliance with any applicable laws, regulations, governmental decrees or similar orders.

(b) Notwithstanding paragraph (a) hereof, cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian will be held in that manner and will not be part of the Cash Account.

2.2	Segregation of Assets: Nominee Name.

(a) To the extent permitted by Applicable Law or market practice, Bank will require each Subcustodian to identify in its own records that Financial Assets credited to Customer’s Securities Account belong to customers of Bank, such that it is readily apparent that the Financial Assets do not belong to Bank or Subcustodian.

(b) Bank and Subcustodian are authorized to register in the name of Subcustodian such Financial Assets as are customarily held in registered form. Customer authorizes Bank or its Subcustodian to hold Financial Assets in omnibus accounts and will accept delivery of Financial Assets of the same class and denomination as those deposited with Bank or its Subcustodian.

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2.3	Income Collection; Autocredit.

Bank shall provide income collection and autocredit service for Global Securities as set for in Section 2.7 of the DCA, but neither Bank nor its Subcustodians shall be obligated to file any formal notice of default, institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action in respect of any Global Securities.

2.4	Contractual Settlement Date Accounting.

(a) Bank will effect book entries on a “contractual settlement date accounting” basis as described in Section 2.5 of the DCA with respect to the settlement of trades in those markets where Bank generally offers contractual settlement date accounting and will notify Customer of those markets from time to time; provided, however, such trades shall not include any free of payment trades (including, but not limited to, in-kind trades).

(b) With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.4(a) above, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received by Bank.

2.5	Proxy Voting with respect to Global Securities.

(a) Subject to and upon the terms of this sub-section, Bank will provide Customer with information which it receives on matters to be voted upon at meetings of holders of Financial Assets (“Notifications”), and Bank will act in accordance with Customer’s Instructions in relation to such Notifications (“the active proxy voting service”). If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank’s only obligation is to provide to Customer, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an “information only” basis.

(b) The active proxy voting service is available only in certain markets, details of which are available from Bank on request. Provision of the active proxy voting service is conditional upon receipt by Bank of a duly completed enrollment form as well as additional documentation that may be required for certain markets.

(c) Bank will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions to vote are not received from Customer in a timely manner. Bank will not be obligated to provide further notice to Customer.

(d) Bank reserves the right to provide Notifications or parts thereof in the language received. Bank will attempt in good faith to provide accurate and complete Notifications, whether or not translated.

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(e) Customer acknowledges that Notifications and other information furnished pursuant to the active proxy voting service (“information”) are proprietary to Bank and that Bank owns all intellectual property rights, including copyrights and patents, embodied therein. Accordingly, Customer will not make any use of such information except in connection with the active proxy voting service.

(f) In markets where the active proxy voting service is not available or where Bank has not received a duly completed enrollment form or other relevant documentation, Bank will not provide Notifications to Customer but will endeavor to act upon Instructions to vote on matters before meetings of holders of Financial Assets where it is reasonably practicable for Bank (or its Subcustodians or nominees as the case may be) to do so and where such Instructions are received in time for Bank to take timely action (the “passive proxy voting service”).

(g) Customer acknowledges that the provision of proxy voting services (whether active or passive) may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to: (i) the Financial Assets being on loan or out for registration; (ii) the pendency of conversion or another corporate action; (iii) Financial Assets being held at Customer’s request in a name not subject to the control of Bank or its Subcustodian (iv) Financial Assets held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting; (v) local market regulations or practices, or restrictions by the issuer, and (vi) Bank may be required to vote all shares held for a particular issue for all of Bank’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, Bank will inform Customer by means of the Notification.

(h) Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements or otherwise hereunder, in performing active or passive proxy voting services Bank will be acting solely as the agent of Customer, and will not exercise any discretion with regard to such proxy voting services or vote any proxy except when directed by an Authorized Person.

2.6	Access to Subcustodian’s Records.

Subject to restrictions under Applicable Law, Bank will obtain an undertaking to permit Customer’s independent public accountants reasonable access to the records of any Subcustodian in respect of any Financial Assets credited to the Securities Account as may be required in connection with such examination.

2.7	Maintenance of Financial Assets at Subcustodian Locations.

(a) Unless Instructions (as detailed in Article 3 entitled “Instructions” of the DCA) require another location acceptable to Bank, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held. Bank reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time.

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(b) Bank will not be obliged to follow an Instruction to hold Financial Assets with, or have them registered or recorded in the name of, any person not chosen by Bank. However, if Customer does instruct Bank to hold Global Securities with or register or record Global Securities in the name of a person not chosen by Bank, the consequences of doing so are at Customer’s own risk and Bank will not be liable therefor.

2.8	Tax Reclaims.

Bank will provide for Global Securities as set forth in Section 8.2 of the DCA, the same tax reclamation services that Bank provides for American Depository Receipts.

2.9	Foreign Exchange Transactions.

To facilitate the administration of Customer’s trading and investment activity, Bank may, but will not be obliged to, enter into spot or forward foreign exchange contracts with Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing instructions, may be issued with respect to such contracts, but Bank may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Bank, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

3. INSTRUCTIONS

Bank will act upon all Instructions received from Customer with respect to the Financial Assets and cash for the Accounts in accordance with Article 3 of the DCA and this Rider.

4. FEES EXPENSES AND OTHER AMOUNTS OWING TO BANK

4.1	Fees and Expenses.

Customer will pay Bank for its services hereunder the fees set forth in Schedule B hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank’s expenses as set forth in Schedule B. Customer shall pay such fees and expenses upon receipt of Bank’s invoice therefor.

4.2	Overdrafts.

Customer will have sufficient immediately available funds each day in the Cash Account (without regard to any Cash Account investments) to pay for the settlement of all Financial Assets delivered against payment to Customer and credited to the Securities Account. If a debit to any currency in the Cash Account results (or will result) in a debit balance in that currency, then Bank

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may, in its discretion, (i) advance an amount equal to the overdraft (an “Advance”), (ii) or reject the settlement in whole or in any part, or (iii) if posted to the Securities Account, reverse the posting of the Financial Assets credited to the Securities Account. If Bank elects to make an Advance, Bank shall notify Customer by the next business day of such Advance and the Advance will be deemed a loan to Customer, payable on demand, bearing interest at the rate agreed by Customer and Bank for the Accounts from time to time, or, in the absence of such an agreement, at the rate charged by Bank from time to time, for advances incurred by customers similar to Customer, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar advances available from time to time. No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make Advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the applicable currency in the Cash Account.

5. SUBCUSTODIANS

5.1	Appointment of Subcustodians.

(a) Bank is authorized under this Rider to act through and hold Customer’s Financial Assets with subcustodians, being at the date of this Rider the entities listed in Schedule 1 and/or such other entities as Bank may appoint as subcustodians (“Subcustodians”). Bank will use reasonable care in the selection and continued appointment of such Subcustodians. In addition, Bank and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in, any Securities Depository on such terms as such systems customarily operate and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such systems.

(b) Any agreement Bank enters into with a Subcustodian for holding Bank’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian except for safe custody or administration, and, in the case of Financial Assets, that beneficial ownership will be freely transferable without the payment of money or value other than for safe custody or administration. Where a Subcustodian deposits Securities with a Securities Depository, Bank will cause the Subcustodian to identify on its records as belonging to Bank, as agent, the Securities shown on the Subcustodian’s account at such Securities Depository. The foregoing will not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

5.2	Liability for Subcustodians.

(a) Subject to the limitations of liability of Bank set forth in paragraph (b) of Section 7.1 of the DCA, but exclusive of the limitations of liability in respect of Agents as set forth in Section 5.2 of the DCA, Bank will be liable for direct losses incurred by Customer that result from:

(i) the failure by the Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful default of such Subcustodian in the provision of custodial services by it; or

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(ii) the insolvency of any Affiliated Subcustodian.

(b) Subject to paragraph (a) of Section 5.1 of this Rider and Bank’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it, Bank will not be responsible for the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.

(c) Bank reserves the right to add, replace or remove Subcustodians. Bank will give prompt notice of any such action, which will be advance notice if practicable. Upon request by Customer, Bank will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

5.3	Liability for Securities Depositories

Bank will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Bank will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

6. WHEN BANK IS LIABLE TO CUSTOMER

Bank shall be entitled to all the protective provisions of Article 7 of the DCA in the performance of its duties and obligations under this Rider. Subcustodians shall be entitled to indemnification under paragraph (c) of Section 7.1 as Bank Indemnitees. Nevertheless Customer shall not be obligated to indemnify any Subcustodian under Section 7.1(c) as Bank’s agent with respect to any Liability for which Bank is liable under Section 5.2 of this Rider.

7. ADDITIONAL TAX OBLIGATIONS

Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting.

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8. MISCELLANEOUS

8.1	Information Concerning Deposits at Bank’s London Branch.

Under U.S. federal law, deposit accounts that Customer maintains in Bank’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of Bank’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks. However, the Financial Services Compensation Scheme (the “FSCS”) was created under the Financial Services and Markets Act 2000. The terms of the FSCS offer protection in connection with deposits and investments in the event of the persons to whom Bank’s London Branch provides services suffering a financial loss as a direct consequence of Bank’s London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, the Customer may have a right to claim compensation from the FSCS. Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is £48,000 and in relation to deposits is £31,700. A detailed description of the FSCS (including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS who can be contacted at 7th Floor, Lloyds Chambers, Portsoken Street, London, El 8BN.

8.2	Severability and Waiver.

(a) If one or more provisions of this Rider are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Rider, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

8.3	Sections Incorporated by Reference.

For the avoidance of doubt, the entire Article 10 of the DCA is incorporated by reference into this Rider. All references to “Agreement” therein shall be read to include “Rider”.

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8.4	Termination.

This Rider may be terminated by either party on 60 days written notice to the other party. This Ride shall automatically terminate with the termination of the DCA. Article 9 of the DCA, to the extent applicable, shall apply to any such termination of this Rider.

PROSHARES TRUST (Customer)

By:	/s/ Louis Mayberg
Title:	President
Date:	5.8.08

JPMORGAN CHASE BANK, N.A. (Bank)

By:	/s/ Ellen E. Crane
Title:	Executive Director
Date:	May 9, 2008

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